As filed with the Securities and Exchange Commission on August 10, 2001.
                                              Registration No. 333-_____________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
      --------------------------------------------------------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
      --------------------------------------------------------------------
                              SWIFT ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

       Texas                                                  74-2073055
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                        16825 Northchase Drive, Suite 400
                               Houston, Texas77060
               (Address of Principal Executive Offices) (Zip Code)


                              SWIFT ENERGY COMPANY
                      2001 OMNIBUS STOCK COMPENSATION PLAN
                            (Full title of the plans)

                              SWIFT ENERGY COMPANY
                          1990 STOCK COMPENSATION PLAN

                                   Copies to:

    Terry E. Swift, President                         Judy G. Gechman, Esq.
    Swift Energy Company                              Jenkens & Gilchrist,
    16825 Northchase Drive, Suite 400                 A Professional Corporation
    Houston, Texas 77060                              1100 Louisiana, Suite 1800
    (713) 874-2700                                    Houston, Texas 77002
                                                      (713) 951-3300


  (Name, address and telephone number including area code of agent for service)

                                                CALCULATION OF REGISTRATION FEE

                                                                       Proposed                 Proposed
                                               Amount                  Maximum                  Maximum                  Amount of
      Title of Class of                         to be                Offering Price             Aggregate              Registration
  Securities to be Registered               Registered(1)(2)         per Share(3)(4)        Offering Price(3)(4)           Fee(4)


Common Stock, $.01 par value per share            1,525,000 shares          $29.45-37.3125            $45,010,781.25     $11,252.70


(1) Covers 1,500,000 shares issuable under the Swift Energy Company 2001 Omnibus Stock Compensation Plan (the "2001 Plan") and 25,000 shares issuable under the Swift Energy Company 1990 Stock Compensation Plan (the "1990 Plan" and, together with the 2001 Plan, the "Plans.")
(2) Pursuant to Rule 416, this Registration Statement is deemed to include additional shares issuable under the terms of the 2001 Plan to prevent dilution resulting from any future stock split, stock dividend or similar transaction.
(3) Estimated solely for the purpose of calculating the registration fee.
(4) Calculated pursuant to Rule 457(c) and (h). Accordingly, the price per share of the 1,525,000 shares of common stock offered hereunder pursuant to the Plan is based on (i) 1,500,000 shares reserved for issuance under the 2001 Plan at a price per share of $29.45, which is the average of the highest and lowest selling price for the shares on the New York Stock Exchange on August 8, 2001, and (ii) 25,000 shares reserved for issuance under the 1990 Plan and subject to outstanding options at the following prices: (A) 22,500 shares at $33.00 per share and (B) 2,500 shares at $37.3125 per share.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The registrant hereby incorporates by reference in this Registration Statement the following documents previously filed by the registrant with the Securities and Exchange Commission (the "Commission"):

          (1) the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

          (2) the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

          (3) the description of the common stock of the registrant (the "Common Stock") set forth in the registrant's Registration Statement on Form 8-A filed July 24, 1981, and all amendments or reports filed thereafter for the purpose of updating such description.

     All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Swift Energy Company ("Swift") has the authority under Articles 2.02(A)(16) and 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. Swift's Bylaws, as amended, provide for indemnification of its officers, directors and employees to the fullest extent permitted by Article 2.02-1 of the Texas Business Corporation Act. With shareholder approval, Swift amended its Articles of Incorporation to confirm that Swift has the power to indemnify certain persons in such circumstances as are provided in its Bylaws. The amendment allows Swift to enter into additional insurance and indemnity arrangements at the discretion of Swift's board of directors. Swift has entered into indemnification agreements with each of its officers and directors which indemnify the individual to the fullest extent permitted by law.

     Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that a corporation's articles of incorporation may provide for the elimination or limitation of a director's liability. Swift's Articles of Incorporation eliminate the liability of directors to the corporation or its shareholders for monetary damages for an act or omission in his capacity as a director, with certain specified exceptions to Swift and its shareholders to the fullest extent permitted by Article 7.06 of the Texas Miscellaneous Corporation Laws Act.

     Swift maintains insurance which will cover amounts that it is required to pay officers and directors under the indemnity provisions described above and coverage for its officers and directors against certain liabilities, including certain liabilities under the federal securities law.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

     The following documents are filed as a part of this registration statement.

                  4.1               Swift Energy Company 1990 Stock Compensation Plan (amended and restated as of
                                    May 13, 1997) (incorporated by reference to Exhibit 4.1 of Swift Energy Company's registration statement on Form S-8, Registration Statement No. 333-45354)

                  4.2               Amendment to Swift Energy Company 1990 Stock Compensation Plan.

                  4.3               Swift Energy Company 2001 Omnibus Stock Compensation Plan

                  5.1               Opinion of Jenkens & Gilchrist, a Professional Corporation, as to the legality of the shares being offered

                  23.1              Consent of Arthur Andersen LLP

                  23.2              Consent of Jenkens & Gilchrist, a Professional Corporation  (contained in Exhibit
                                    5.1)

                  24.1              Powers of Attorney (contained in the signature pages hereto)

Item 9.   Undertakings.

          A. The undersigned registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 8th day of August, 2001.

                                       SWIFT ENERGY COMPANY


                                       By: /s/ Terry E. Swift
                                           ------------------------------------
                                           Terry E. Swift
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Terry E. Swift and Alton D. Heckaman, Jr., and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                                        Capacity                                       Date
           ---------                                        --------                                       ----

/s/ A. Earl Swift
-------------------------------          Chairman of the Board                                       August 8, 2001
A. Earl Swift


/s/ Alton D. Heckaman, Jr.               Senior Vice President-Finance, Chief                        August 8, 2001
-------------------------------          Financial Officer, and Controller (Principal
Alton D. Heckaman, Jr.                   Financial and Accounting Officer)


/s/ Virgil N. Swift
-------------------------------          Vice-Chairman, Director                                     August 8, 2001
Virgil N. Swift


/s/ Terry E. Swift
-------------------------------          Director                                                    August 8, 2001
Terry E. Swift


/s/ G. Robert Evans
-------------------------------          Director                                                    August 8, 2001
G. Robert Evans








/s/ Henry C. Montgomery
-------------------------------          Director                                                    August 8, 2001
Henry C. Montgomery


/s/ Clyde W. Smith, Jr.
-------------------------------          Director                                                    August 8, 2001
Clyde W. Smith, Jr.


/s/ Harold J. Withrow
-------------------------------          Director                                                    August 8, 2001
Harold J. Withrow








                                INDEX TO EXHIBITS


                    Exhibit No.                Document Description
                    -----------                --------------------

                        4.2        Amendment to Swift Energy Company 1990 Stock Compensation Plan
                        4.3        Swift Energy Company 2001 Omnibus Stock Compensation Plan
                        5.1        Opinion of Jenkens & Gilchrist, a Professional Corporation, as to the
                                   legality of the shares being offered
                       23.1        Consent of Arthur Andersen LLP
                       23.2        Consent of Jenkens & Gilchrist, a Professional Corporation,
                                   (contained in Exhibit 5.1)
                       24.1        Powers of Attorney (contained in the signature pages hereto)